Exhibit 99.5

IBERIABANK CORPORATION

2005 Stock Incentive Plan

Deferral Election Agreement

for Deferred Share Units

DEFERRAL AGREEMENT (the “Deferral Agreement”), made this              day of             ,             , by and between                      (the “Participant”), and IBERIABANK Corporation (the “Company”).

WHEREAS, the Company has established the IBERIABANK Corporation 2005 Stock Incentive Plan (the “Plan”), and the Participant is eligible to participate in said Plan;

WHEREAS, Section 9(a) of the Plan permits the Committee to authorize deferral compensation elections with any deferred compensation being credited to Deferred Share Units (“DSUs”) in accordance with Section 9 of the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

1. Term of Election. This Deferral Agreement and the provisions of the Plan constitute the entire agreement between the parties, and will continue in full force and effect until the Participant executes a superseding Deferral Agreement, or until revoked by the Participant in a writing sent to and approved by the Committee, or until the Participant ceases service with the Company, or until the Plan is terminated by appropriate corporate action, whichever shall first occur.

2. Compensation being Deferred. The Participant makes the following election (which shall supersede any prior election only to the extent of an election made affirmatively herein) to defer the following amount of fees/compensation for as long as this Deferral Agreement is in effect:

a.	percent ( %) of the amount otherwise payable in cash.

b.	percent ( %) of the amount otherwise payable in shares of the Company’s common stock.

c.	percent ( %) of any Restricted Shares or Restricted Share Units (“RSUs”) in which the Participant earns a vested interest (but only if the underlying Deferral Agreement specifically authorizes deferral elections).

3. Crediting and Distribution of Deferred Compensation. The Company agrees to make DSU credits in accordance with Section 9 of the Plan and the elections that the Participant makes in the Distribution Election Agreement that is attached hereto as Exhibit A.

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

4. Taxes. The Participant, by the execution hereof, agrees to be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and further agrees that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes. The Committee shall nevertheless have the discretion –

(a)	to condition any issuance of Shares on the Participant’s satisfaction of applicable employment and withholding taxes; and

(b)	to unilaterally modify this Deferral Agreement in any manner that (i) conforms with the requirements of Section 409A of the Code with respect to compensation that is deferred and that vests after December 31, 2004, (ii) that voids any election of the Participant to the extent it would violate Section 409A of the Code, and (iii) for any distribution election that would violate Section 409A of the Code, that defers distributions pursuant to the Award until the earliest to occur of a distribution event that is allowable under Section 409A of the Code or any distribution event that is both allowable under Section 409A of the Code and is elected by the Participant, subject to any valid second election to defer, that the Committee permits second elections to defer in accordance with Section 409A(a)(4)(C).

The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Deferral Agreement.

5. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Deferral Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to his or her interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

6. Restrictions on Transfer. This Deferral Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Participant may transfer this Option (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Participant (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of this Deferral Agreement and the Plan.

7. Notices. Any notice or communication required or permitted by any provision of this Deferral Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Deferral Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

8. Binding Effect. Except as otherwise provided in this Deferral Agreement or in the Plan, every covenant, term, and provision of this Deferral Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

9. Modifications. This Deferral Agreement may be modified or amended at any time, provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Option.

10. Headings. Section and other headings contained in this Deferral Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Deferral Agreement or any provision hereof.

11. Severability. Every provision of this Deferral Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Deferral Agreement.

12. Counterparts. This Deferral Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

13. Plan Governs. By signing this Deferral Agreement, you acknowledge that you have received a copy of the Plan and that your Deferral Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Deferral Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Deferral Agreement and those of the Plan, the provisions of the Plan shall control.

14. Governing Law. The laws of the State of Louisiana shall govern the validity of this Deferral Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

15. Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to this Award will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

16. Not a Contract of Employment. By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

Printed Name:

COMPANY

IBERIABANK Corporation

By:
A duly authorized executive officer

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit A

IBERIABANK Corporation

2005 Stock Incentive Plan

Distribution Election Agreement

regarding Deferred Share Units

DISTRIBUTION AGREEMENT, made this              day of             ,             , by and between                      (the “Participant”), and IBERIABANK Corporation (the “Company”), with respect to compensation that the Participant defers pursuant to the terms and conditions of the Deferral Agreement (the “Deferral Agreement”) dated                     ,              between the Participant and the Company.

WHEREAS, the Company has established the IBERIABANK Corporation 2005 Stock Incentive Plan (the “Plan”), and the Participant has elected to defer compensation and thereby to participate in said Plan and to accrue Deferred Share Units (“DSUs”) in accordance with Section 9 of the Plan;

NOW, THEREFORE, it is mutually agreed as follows:

1. This Distribution Agreement and the provisions of the Plan constitute the entire agreement between the parties with respect to the Company’s distribution to any and all benefits to which the Participant becomes entitled pursuant to Section 9 of the Plan. The elections made in sections 1 and 2 above shall be irrevocable. The Participant’s beneficiary designation shall remain in full force and effect until revoked or changed by the Participant in a writing sent to the Committee.

2. The Participant, by the execution hereof, agrees to participate in the Plan upon the terms and conditions set forth therein, and, in accordance therewith, makes the following elections, subject to the requirement that the Participant must collect all Plan benefits not later than December 31st of the tenth year after the year in which the Participant ceases service with the Company:

a.	The Company shall commence issuing shares in satisfaction of DSU credits deferred and any related accumulated income on the first to occur of —

(        ) January 1st of the calendar year immediately following the year in which the Participant ceases service with the Company.

(        ) January 1st of the year that is              years after the Participant ceases service with the Company.

Notwithstanding the foregoing, the Participant hereby elects to collect     % of his or her account balance as soon as practicable after a Change in Control (as defined in the Plan), subject to any applicable provisions of the Plan and the Participant’s Deferral Agreement.

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

b.	The Participant hereby elects to have the Company distribute the DSUs and any related accumulated earnings as follows:

(        ) in substantially equal installments over a period of              years (must be less than 10 years).

(        ) in a lump sum.

c.	All distributions made pursuant to the Plan and this Agreement will be made in whole shares of the Company’s common stock, with cash paid in lieu of fractional shares.

3.	The Participant hereby designates See Attachment 1 to be his or her beneficiary or beneficiaries and to receive the balance of any unpaid deferred compensation and related earnings.

4.	The Company agrees to issue shares in satisfaction of DSU credits in accordance with the terms of the Plan and the elections by the Participant made herein.

5.	The terms of Sections 7 through 14 of the Deferral Agreement are incorporated herein by reference, and shall apply to this Distribution Agreement based on the understanding that references in such Sections to the Deferral Agreement shall refer to this Distribution Agreement for purposes hereof.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above-written.

PARTICIPANT

Printed Name:

COMPANY

IBERIABANK Corporation

By:
A duly authorized executive officer

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

Attachment 1

BENEFICIARY DESIGNATION

FOR DEFERRED SHARE UNITS

In connection with the Distribution Election Agreement (the “Distribution Agreement”) entered into on                     , 200     between IBERIABANK Corporation (the “Company”) and                     , an individual residing at                                  (“you” or the “Participant”), you hereby designate the person specified below as the beneficiary of your interest in any Shares or cash to be distributed pursuant to the Distribution Agreement. This designation shall remain in effect until revoked in writing by you.

Name of Beneficiary:
Address:

Social Security No.:

You understand that this designation operates to entitle the above-named beneficiary to the rights conferred by the Distribution Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by you, including by delivery to the Company of a written designation of beneficiary executed by you on a later date.

Date:

By:
Your Printed Name:

Sworn to before me this

             day of                     , 200

Notary Public

County of

State of

Deferred Share Units Deferral Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit B

IBERIABANK Corporation

2005 Stock Incentive Plan

Plan Document